Points International Extends Relationship with American Express

TORONTO, May 23, 2008 – Points International Ltd. (TSX: PTS; OTCBB: PTSEF) — owner and operator of the world’s leading reward-management portal, Points.com (www.points.com) — announced today that it has expanded its agreement with American Express.   American Express will use Points.com technology to support the American Express Membership Rewards bonus points program.

The Points.com technology will enhance American Express’ Membership Rewards bonus points offer capabilities, including enabling merchants to offer specific bonuses to American Express Cardmembers.

“We are very happy to be working with American Express to further enhance their loyalty program,” said Points CEO Rob MacLean.

American Express participates on the Points.com consumer portal, providing Membership Rewards enrollees with access to additional loyalty partners. Points International also continues to provide integration services and technology for the Membership Rewards program, including facilitating online transfers of Membership Rewards points into other loyalty programs.

About Points International Ltd.

Points International Ltd. is owner and operator of Points.com, the world’s leading reward-program management portal. At Points.com consumers can Swap, Earn, Buy, Gift, Share and Redeem miles and points from more than 25 of the world’s leading reward programs. Participating programs include American Airlines AAdvantage® program, Aeroplan®, AsiaMiles™, British Airways Executive Club, Northwest WorldPerks®, Wyndham Hotel Group’s TripRewards®, Delta SkyMiles®, and InterContinental Hotels Group’s Priority Club® Rewards. Redemption partners include Amazon.com® and Starbucks. Website: http://www.points.com

For more information contact:

For investor relations:

Anthony Lam, Chief Financial Officer, Points International Ltd., (416) 596-6382,
anthony.lam@points.com

Corporate website: www.pointsinternational.com

For partnerships and other inquiries:

Christopher Barnard, President, Points International Ltd., (416) 596-6381,
christopher.barnard@points.com